Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

April 17, 2024

Zeo Energy Corp.

7625 Little Rd, Suite 200A

New Port Richey, FL 34654

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Zeo Energy Corp., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of (i) the issuance of 13,800,000 shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) issuable upon exercise of 13,800,000 warrants of the Company to purchase Class A Common Stock at an exercise price of $11.5 per share (the “Warrants”) (such shares of Class A Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), (ii) up to 4,000,004 shares of Class A Common Stock that were issued to ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and certain former holders of Class B ordinary shares, par value $0.0001 per share, of ESGEN Acquisition Corporation (“ESGEN”), in connection with the closing of the transactions contemplated by that certain business combination agreement, dated as of April 19, 2023, as amended (the “Business Combination Agreement”), by and among ESGEN, Sunergy Renewables, LLC (“Sunergy”), ESGEN OpCo, LLC (“OpCo”), holders of the limited liability company interests of Sunergy (the “Sellers”), the Sponsor, for limited purposes, and Timothy Bridgewater, for limited purposes, (iii) up to 50,000 shares of Class A Common Stock that were issued to Piper Sandler & Co. (“Piper”) pursuant to that certain amendment on March 8, 2024 to an engagement letter (the “Amended Engagement Letter”), by and between Piper and Sunergy (collectively with the shares of Class A Common Stock in (ii), the “Resale Shares”), (iv) up to 1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Class A convertible preferred units of OpCo (the “Convertible OpCo Preferred Units”) and Class V common stock of the Company, par value $0.0001 per share (the “Class V Common Stock”), pursuant to that certain subscription agreement, dated as of April 19, 2023, as amended and restated (the “Sponsor Subscription Agreement”), by and between ESGEN, OpCo and the Sponsor, and (v) up to 34,230,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Class B units of OpCo (the “Exchangeable OpCo Units”) and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement (collectively with the shares of Class A Common Stock in (iv), the “Conversion Shares”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Certificate of Incorporation and Amended and Bylaws of the Company, each as in effect as of the date of this opinion; (iii) the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ESGEN, dated October 22, 2021 (the “Warrant Agreement”), Business Combination Agreement, the Amended Engagement Letter, and the Sponsor Subscription Agreement; and (iv) records of meetings and consents of the board of directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

●	the Warrant Shares have been duly authorized, and when the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when delivered upon exercise of the Warrants and payment of the exercise price therefor, in accordance with the terms and conditions set forth in the Warrant Agreement, will be validly issued, fully paid and non-assessable;

●	the Resale Shares were duly and validly issued, fully paid and non-assessable; and

●	upon conversion of the Convertible OpCo Preferred Units or Exchangeable OpCo Units, and Class V Common Stock, pursuant to the terms of the Sponsor Subscription Agreement or Business Combination Agreement, as applicable, the Conversion Shares will be duly and validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP